As filed with the Securities and Exchange Commission
                            on October 1, 1998                 File No.333______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                           --------------------------

                            BANKAMERICA CORPORATION
             (Exact name of Registrant as specified in its charter)

            Delaware                                56-0906609
(State or other jurisdiction                    (I.R.S. Employer
of incorporation or organization)              Identification No.)

                             100 North Tyron Street
                        Charlotte, North Carolina 28255
                    (Address of principal executive offices)

                                  BankAmerica
                             401(k) Investment Plan
                            (Full title of the plan)

                                Paul J. Polking
                            BankAmerica Corporation
                             100 North Tyron Street
                        Charlotte, North Carolina 28255
                             Telephone: (704) 386-5000
                       (Name, Address and Telephone Number
                              of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

================================================================================
                                        Proposed    Proposed
                                        maximum     maximum
                      Amount to be      offerring   aggregate      Amount of
Title of securities   registered        price per   offering       registration
to be registered      (1) (2)           share(3)    price(3)       fee
- --------------------------------------------------------------------------------
Common Stock,
par value $0.01
per share          5,000,000 shares    $54.28125    $271,406,250   $80,065
("Common Stock")
================================================================================

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers an additional indeterminate number of shares which by reason of certain events specified in the Plan may become subject to the Plan.

(2) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3) Pursuant to Rule 457(h) under the Securities Act of 1933, the maximum offering price per share was calculated to be $54.28125 upon the basis of the average of the high and low prices of the Common Stock reported on the consolidated reporting system as of September 30, 1998, as reprinted in
    The Wall Street Journal.
    -----------------------
================================================================================

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.
         -----------------------------------------------

     NationsBank Corporation, a North Carolina corporation ("NationsBank") and BankAmerica Corporation, a Delaware corporation ("BankAmerica"), entered into an Agreement and Plan of Reorganization, dated as of April 10, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement NationsBank was reincor-porated as a Delaware corporation ("NationsBank (DE)"). Following such reincorporation, BankAmerica was merged into NationsBank (DE)(the "Merger"), and NationsBank (DE), as the surviving corporation, was re-named BankAmerica Corporation (the "Registrant").

     The following documents, which have been heretofore filed by the Registrant and its predecessor NationsBank with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, are incorporated by reference herein:

         (a) NationsBank's Annual Report on Form 10-K for the year ended December 31, 1997;

         (b) NationsBank's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and Current Reports on Form 8-K filed January 14, 1998, January 22, 1998, February 3, 1998, March 13, 1998, March 23, 1998,
April 15, 1998,  April 16,  1998,  April 17, 1998 (as amended on April 24, 1998,
May 18, 1998 and August 17, 1998), May 6, 1998, May 13, 1998, July 7, 1998, July
13, 1998, July 23, 1998, and the Registrant's Current Report on Form 8-K filed September 28, 1998; and

         (c) The description of the Registrant's Common Stock contained in the Registrant's Current Report on Form 8-K filed September 28, 1998, and any amendment or report filed for the purpose of updating such description.

     All reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement, and prior to the termination of the offering of the securities registered pursuant to this Registration Statement, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

     Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     The Registrant will provide without charge to each person to whom a Prospectus constituting a part of this Registration Statement is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Charles J. Cooley, Principal Corporate Personnel Officer, BankAmerica Corporation, 100 North Tryon Street, Charlotte, North Carolina 28255. Telephone requests may be directed to (704) 386-5000.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

     The legality of the Registrant's Common Stock to be issued in connection with the BankAmerica 401(k) Investment Plan (the "Plan") has been passed upon by Paul J. Polking, Esq., Executive Vice President and General Counsel of the Registrant. As of the date of this Form S-8, Mr. Polking beneficially owned an aggregate of approximately 137,000 shares of the Registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

     Subsection (a) of Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in accordance with the above standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 of the DGCL further provides that, to the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith; and that indemnification provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled. Section 145 further empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145 of the DGCL.

     Section 102(b)(7) of the DGCL provides that provisions in a corporation's certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; (iii) willful or negligent unlawful payment of a dividend or stock purchase or redemption; or (iv) any transaction from which the director derived an improper personal benefit.

     The Restated Certificate of Incorporation of the Registrant prevents the recovery by the Registrant of monetary damages against its directors to the fullest extent permitted by the DGCL. In accordance with the provisions of the DGCL, the Bylaws of the Registrant provide that, in addition to the indemnification of directors and officers otherwise provided by the DGCL, the Registrant shall, under certain circumstances, indemnify its directors, executive officers and certain other designated officers against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be in conflict with the best interests of the Registrant. Pursuant to such Bylaws and as authorized by statute, the Registrant may also maintain insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaws or otherwise.

     In addition, the Merger Agreement provides that the Registrant will, for six years after the consummation of the Merger, indemnify directors, officers and employees of BankAmerica, NationsBank, or any of their respective subsidiaries against certain liabilities in connection with such persons' status as such or in connection with the Merger Agreement or any of the transactions contemplated thereby. Pursuant to the Merger Agreement, the Registrant will also, for six years after the consummation of the Merger and with respect to events occurring prior to the consummation of the Merger, honor all rights to indemnification and limitations of liability existing in favor of the foregoing persons as provided in the governing documents of NationsBank, BankAmerica or their respective subsidiaries.

     Pursuant to the Merger Agreement, for six years after the consummation of the Merger, the Registrant will also use its best efforts to cause the directors and officers of BankAmerica and NationsBank to be covered by a directors' and officers' liability insurance policy with respect to acts or omissions occurring prior to the consummation of the Merger.

     The foregoing is only a general summary of certain aspects of Delaware law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made.

Item 8.  Exhibits.
         --------

Exhibit
Number       Exhibit Description
- -------      -------------------
 5.1         Opinion of Paul J. Polking, Esq. as to the legality of the securities

 5.2         Internal Revenue Service Determination Letter

 23.1        Consent of Independent Accountants, PricewaterhouseCoopers LLP

 23.2        Consent of Independent Auditors, Ernst & Young LLP

 23.3        Consent of Paul J. Polking, Esq. (included in Exhibit 5.1)

 24          Power of Attorney and Certified Resolution

Item 9.  Undertakings.
         ------------

     (a) The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 1st day of October, 1998.

                                   BANKAMERICA CORPORATION
                                       (Registrant)

                                   By:    /s/ HUGH L. MCCOLL, JR.
                                   --------------------------------
                                              Hugh L. McColl, Jr.
                                              Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 1st day of October, 1998 by the following persons in the capacities indicated.


Signature                          Capacity
- ---------                          --------

/s/ HUGH L. MCCOLL, JR.            Chairman of the Board, Director and
- -----------------------------      Chief Executive Officer
    Hugh L. McColl, Jr.            (Principal Executive Officer)


/s/ JAMES H. HANCE, JR.            Vice Chairman and Chief Financial Officer
- -----------------------------      (Principal Financial Officer)
    James H. Hance, Jr.


/s/ MARC D. OKEN                   Executive Vice President and Principal
- -----------------------------      Financial Executive
    Marc D. Oken                   (Principal Accounting Officer)


DIRECTORS:


/s/ DAVID A. COULTER               President and Director
- -----------------------------
    David A. Coulter


/s/ CHARLES W. COKER               Director
- -----------------------------
    Charles W. Coker


/s/ TIMM CRULL                      Director
- -----------------------------
    Timm Crull


/s/ ALAN T. DICKSON                Director
- -----------------------------
    Alan T. Dickson


/s/ KATHLEEN FELDSTEIN             Director
- -----------------------------
    Kathleen Feldstein


/s/ PAUL FULTON                    Director
- -----------------------------
    Paul Fulton


/s/ DONALD E. GUINN                Director
- -----------------------------
    Donald E. Guinn

/s/ C. RAY HOLMAN                  Director
- -----------------------------
    C. Ray Holman


/s/ W. W. JOHNSON                  Director
- -----------------------------
    W. W. Johnson


/s/ WALTER E. MASSEY               Director
- -----------------------------
    Walter E. Massey


/s/ RICHARD M. ROSENBERG           Director
- -----------------------------
    Richard M. Rosenberg


/s/ O. TEMPLE SLOAN, JR.           Director
- -----------------------------
    O. Temple Sloan, Jr.


/s/ MEREDITH R. SPANGLER           Director
- -----------------------------
    Meredith R. Spangler


/s/ A. MICHAEL SPENCE              Director
- -----------------------------
    A. Michael Spence


/s/ RONALD TOWNSEND                Director
- -----------------------------
    Ronald Townsend


/s/ SOLOMON D. TRUJILLO            Director
- -----------------------------
    Solomon D. Trujillo


/s/ JACKIE M. WARD                 Director
- -----------------------------
    Jackie M. Ward


/s/ VIRGIL R. WILLIAMS             Director
- -----------------------------
    Virgil R. Williams


/s/ SHIRLEY YOUNG                  Director
- -----------------------------
    Shirley Young



*By:  /s/  JAMES W. KISER
      --------------------------------------
           James W. Kiser, Attorney-in-Fact

Dated: October 1, 1998

                               INDEX TO EXHIBITS

Exhibit
Number       Exhibit Description
- -------      -------------------

 5.1 Opinion of Paul J. Polking, Esq. as to the legality of the securities

 5.2         Internal Revenue Service Determination Letter

 23.1        Consent of Independent Accountants, PricewaterhouseCoopers LLP

 23.2        Consent of Independent Auditors, Ernst & Young LLP

 23.3        Consent of Paul J. Polking, Esq. (included in Exhibit 5.1)

 24          Power of Attorney and Certified Resolution